Exhibit 99.1

K-Swiss Reports Fourth Quarter Results

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--February 17, 2011--K•Swiss Inc. (NASDAQ: KSWS) today announced results for the fourth quarter and year ended December 31, 2010. The sale of Royal Elastics on April 30, 2009 is accounted for as a discontinued operation in the Company’s financial results and is excluded from futures orders data for the prior-year periods.

Financial Results

Net loss for the fourth quarter of 2010 was $20,635,000, or $0.58 per diluted share, compared with a net loss of $12,488,000, or $0.36 per diluted share, for the prior-year period. Net loss for the year ended December 31, 2010, was $68,212,000, or $1.94 per diluted share, compared with a net loss of $27,962,000, or $0.80 per diluted share, for the year ended December 31, 2009. Results for 2010 include a one-time charge of $3,320,000, or $0.09 per diluted share (after tax), for recognition of the net present value of the €3,000,000 future purchase price of Palladium SAS, which was revised in May 2010, and a valuation allowance taken against the Company’s deferred tax assets, resulting in income tax expense for the year of $7,932,000 compared with an income tax benefit of $9,663,000 in the prior year. Results for 2009 also include a one-time, pre-tax, non-cash impairment charge related to the goodwill and intangible assets related to the trademarks of Palladium of $4,830,000, or $0.13 per diluted share (after tax), a pre-tax non-operating loss of $2,616,000, or $0.08 per diluted share (after tax), from the acquisition of the remaining interest in Palladium SAS in June 2009, and a pre-tax gain of $1,367,000, or $0.03 per diluted share (after tax), from the sale of Royal Elastics in April 2009.

For the fourth quarter of 2010, total worldwide revenues increased 1.5% to $42,665,000 compared with $42,020,000 in the prior-year period. Domestic revenues increased 2.8% to $18,596,000 in the fourth quarter, and international revenues increased 0.6% to $24,069,000 for the same period. Total worldwide revenues for 2010 decreased 9.9% to $216,987,000 compared with $240,729,000 in 2009. Domestic revenues decreased 8.7% to $92,382,000 in 2010, and international revenues decreased 10.7% to $124,605,000.

Futures Orders

Worldwide futures orders with start ship dates from January through June 2011 increased 14.8% to $92,904,000 at December 31, 2010. Domestic futures orders increased 52.8% to $45,216,000 at December 31, 2010, from $29,583,000 the previous year. International futures orders decreased 7.1% to $47,688,000 at December 31, 2010, from $51,341,000 the previous year.

Steven Nichols, Chairman of the Board and President, stated, “2010 was a year we committed to innovation and increased brand awareness - at all costs. The positive swing in our future orders suggests our expenditures and efforts were not in vain.”

2011 Guidance

For 2011, the Company expects full year consolidated revenues to be 25% to 35% above 2010. Consolidated gross margin is expected to be approximately 39%, which is comparable to 2010. Selling, general and administrative expenses are expected to be $145 million to $155 million due to continued support of the Company’s marketing initiatives. These expenditures will be continually evaluated and could change over time, including the possibility of even greater marketing expenditures depending on available branding opportunities.

Investor Conference Call and Web Simulcast

K•Swiss will conduct a conference call on its fourth quarter 2010 results today, at 11:00 a.m. ET. The number to call for this interactive teleconference is (212) 231-2903. A replay of this conference call will be available until February 24, 2011, by dialing (402) 977-9140 and entering the passcode, 21508967.

The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K•Swiss' quarterly conference call will be available online at www.streetevents.com and www.earnings.com today, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through February 24, 2011.

Founded more than forty years ago in Van Nuys, California, K•Swiss introduced the first all-leather tennis shoe, the K•Swiss "Classic" in 1966. Since its inception, K•Swiss has rooted itself in California Sport with an aim to be the most inspiring and innovative sports brand in the market. Today the Company offers performance and lifestyle footwear and apparel for several categories under its California Sports umbrella including Tennis Heritage, California Fit (Running, Triathlon and Fitness) and California Youth. K•Swiss also designs, develops and markets footwear under the Palladium brand and owns the FORM Athletics brand. For more information about K•Swiss, visit www.kswiss.com.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: the ability to adequately replace lost manufacturing capacity in Thailand, non-achievement of the assumptions discussed herein, general and regional economic conditions, availability of credit, industry trends, merchandise trends, including market acceptance of the Company's product offerings, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a deepening of the current worldwide recession. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-K for the year ended December 31, 2010, which is currently on file with the SEC. Futures orders as of any date, represents orders scheduled to be shipped within the next six months. Futures orders as of a certain date do not include orders scheduled to be shipped on or prior to that date. The mix of "futures" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.

K•Swiss Inc. Consolidated Statements of Loss
(In thousands, except earnings per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)
Revenues	$42,665	$42,020	$216,987	$240,729
Cost of goods sold	28,860	26,693	131,908	154,558
Gross profit	13,805	15,327	85,079	86,171
Selling, general and administrative expenses	34,925	27,694	142,474	118,303
Impairment on intangibles and goodwill	-	4,830	-	4,830
Operating loss	(21,120)	(17,197)	(57,395)	(36,962)
Other expense, net	-	-	(3,320)	(1,249)
Interest income, net	265	352	435	1,050
Loss before income taxes and discontinued operations	(20,855)	(16,845)	(60,280)	(37,161)
Income tax expense (benefit)	(220)	(4,605)	7,932	(9,663)
Loss from continuing operations	(20,635)	(12,240)	(68,212)	(27,498)
Loss from discontinued operations, less applicable income tax benefit	-	(248)	-	(464)
Net loss	$(20,635)	$(12,488)	$(68,212)	$(27,962)
Basic loss per share	$(0.58)	$(0.36)	$(1.94)	$(0.80)
Diluted loss per share	$(0.58)	$(0.36)	$(1.94)	$(0.80)
Weighted average number of shares outstanding
Basic	35,297	35,118	35,218	34,962
Diluted	35,297	35,118	35,218	34,962
K•Swiss Inc. Condensed Balance Sheets
(In thousands)

	December 31,
	2010	2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$49,164	$139,663
Restricted cash and cash equivalents and restricted investments available for sale	22,918	22,270
Investments available for sale	66,277	31,209
Accounts receivable, net	24,040	27,487
Inventories	66,959	48,183
Prepaid expenses and other current assets	5,058	2,472
Income taxes receivable	770	13,821
Deferred income taxes	-	2,881
Total current assets	235,186	287,986
PROPERTY, PLANT AND EQUIPMENT, NET	20,695	22,053
OTHER ASSETS
Intangible assets	18,212	15,259
Deferred income taxes	3,913	9,538
Other	10,159	9,314
Total other assets	32,284	34,111
	$288,165	$344,150

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit and current portion of long-term debt	$566	$3,463
Trade accounts payable	19,111	11,639
Accrued income taxes payable	203	335
Accrued liabilities	13,068	12,898
Total current liabilities	32,948	28,335
OTHER LIABILITIES
Long-term debt	404	744
Other liabilities	14,101	13,288
Contingent purchase price	5,799	-
Total other liabilities	20,304	14,032
STOCKHOLDERS' EQUITY	234,913	301,783
	$288,165	$344,150

CONTACT:
K•Swiss Inc.
George Powlick, 818-706-5100
Chief Financial Officer